UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2009

SED International Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Georgia	0-16345	22-2715444

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4916 North Royal Atlanta Drive, Tucker, Georgia	30084

(Address Of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (770) 491-8962

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5-CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (e) On August 12, 2009, SED International Holdings, Inc. (the “Company”) entered into Employment Agreements, effective as of June 1, 2009 (the “Effective Date”) with Lyle Dickler, its Chief Financial Officer and Vice President of Finance, and Mark DiVito, its Vice President of Logistics and Operations, for their continued employment with the Company in such positions for a term of one-year beginning on the Effective Date and ending on May 31, 2010. Each agreement and will automatically renew for additional one-year periods on each subsequent anniversary date of the Effective Date unless at least 90-days prior written notice of nonrenewal is given by either party. Mr. DiVito will earn a base annual salary of $162,200 and Mr. Dickler will earn a base annual salary of $145,000 and is entitled to participate on the same terms as such other similarly situated executives in any present or future benefit plans or programs of the Company and to a severance payment equal to six months of his base annual salary upon termination of his employment with the Company. Each has agreed not to solicit any of the Company’s employees or customers during the term of his employment and for the two-year period immediately follow the end of such term. The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreements filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

          On August 12, 2009, at the direction of the Board of Directors of the Company and pursuant to her employment agreement, the Company notified Jean Diamond, its President and Chief Executive Officer, of its election not to extend her employment term beyond the end of her current term on June 30, 2014.

SECTION 9-FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01:	Financial Statements and Exhibits.

          (d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between SED International Holdings, Inc. and Lyle Dickler dated August 12, 2009.

10.2	Employment Agreement between SED International Holdings, Inc. and Mark DiVito dated August 12, 2009.

* * * * * *

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SED International Holdings, Inc.

Dated: August 14, 2009	By:	/s/ Lyle Dickler

Lyle Dickler,
Vice President of Finance and Chief Financial Officer